Exhibit 3.1

Section 6.1 of the Restated Bylaws are hereby amended to read as follows:

Section 6.1 Stock Certificates

The certificates for shares of the capital stock of the Corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, shall be signed by the Chairman of the Board, the Chief Executive Officer or the President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any and all signatures on any such certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

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The Undersigned certifies that this Amendment to the Restated Bylaws of ICO Global Communications (Holdings) Limited was adopted by the Board of Directors of ICO Global Communications (Holdings) Limited on October 24, 2007.

/s/ John L. Flynn John L. Flynn, Executive Vice President, General Counsel and Corporate Secretary